Exhibit 23.1


                           [Letterhead of Ernst & Young LLP]



                   CONSENT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS

             We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1992 Stock Option Plan of California Microwave, Inc. and the Non-Qualified Stock Option Agreement between California Microwave, Inc. and Fred Lawrence dated effective as of July 16, 1997, of our reports dated August 5, 1996 with respect to the consolidated financial statements and schedule of California Microwave, Inc. included in and incorporated by reference in its Annual Report (Form 10-K) for the year ended June 30, 1996, filed with the Securities and Exchange Commission.

             Ernst & Young LLP

             Palo Alto, California
             September 2, 1997